Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-41542, 33-41543, 33-60901, 33-60591, 333-68399, 333-42394, 333-95113, 333-99865, 333-91762 and 333-105705 of Sierra Health Services, Inc. on Forms S-8 and Registration Statement No. 333-105403 on Forms S-3 of our reports dated March 4, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of the Statement of Accounting Standards No. 142 "Goodwill and Other Intangible Assets" appearing in this Annual Report on Form 10-K of Sierra Health Services, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Las Vegas, NV
March 4, 2004